UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 26, 2016

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FEDERAL HOME LOAN BANK OF SAN FRANCISCO
(Exact name of registrant as specified in its charter)
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Federally chartered corporation	000-51398	94-6000630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 California Street
San Francisco, CA 94108
(Address of principal executive offices, including zip code)

(415) 616-1000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2016, the Federal Home Loan Bank of San Francisco (the "Bank") issued a news release announcing the appointment of J. Gregory Seibly as President and Chief Executive Officer of the Bank, effective May 12, 2016.

Mr. Seibly, age 52, has served as President of Consumer Banking at Umpqua Bank since its April 2014 merger with Sterling Financial Corporation (Sterling). From October 2009 to April 2014 he served as the President and Chief Executive Officer of Sterling and was also a member of the board of directors. Before joining Sterling in 2007, Mr. Seibly was President of U.S. Bank-California. He has also held executive-level positions in commercial banking at Wells Fargo Bank and in healthcare finance at Bank of America.

The Bank has entered into an employment agreement with Mr. Seibly with an initial term of three years and one-year terms thereafter, unless terminated at any time by either the Bank or Mr. Seibly. Under the terms of the agreement, Mr. Seibly will initially receive a base annual salary of $800,000 and a sign-on payment of $600,000 to be received in two parts, and subject to clawback in certain circumstances. The employment agreement provides for a severance payment equal to (i) two times his “Base Salary” (as defined in his employment agreement); and (ii) two times his “Annual Incentive Amounts” (as defined in his employment agreement) and continued benefits if Mr. Seibly’s employment is terminated under certain circumstances in connection with a “Change in Control” (as defined in his employment agreement) of the Bank. Mr. Seibly will also be eligible to participate in the Bank’s various executive incentive and employee benefit plans, including the Bank’s Supplemental Executive Retirement Plan (SERP), 2016 President's Incentive Plan (2016 PIP), and the 2014-2016, 2015-2017, and 2016-2018 Executive Performance Unit Plans (EPUPs). For additional information about the Bank’s executive incentive and employee benefit plans, see the Bank’s Current Report on Form 8-K and Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 10, 2016, and March 11, 2016, respectively. Under Mr. Seibly’s employment agreement, the years of credited service and the amount of Bank contribution credits under the SERP are as follows: 10% of total annual compensation for less than 4 years of credited service; 15% of total annual compensation for 4 or more years but less than 9 years of credited service; and 20% of total annual compensation for 9 or more years of credited service. In addition, Mr. Seibly’s employment agreement provides that he will receive a supplemental SERP contribution credit in the amount of $600,000, to be credited in three equal installments over two years, with the first installment credited at the time his employment begins. These supplemental SERP contribution credits will vest immediately when credited. A copy of the news release is included as Exhibit 99.1 to this report. The information contained in Exhibit 99.1 is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Bank President and Chief Executive Officer Dean Schultz’s previously announced retirement will become effective May 31, 2016. From May 12, 2016, the effective date of Mr. Seibly’s appointment as President and Chief Executive Officer, Mr. Schultz will serve as a non-executive employee of the Bank until his retirement. On his retirement, and subject to the non-objection of the Federal Housing Finance Agency and other conditions, Mr Schultz will receive a retention payment from the Bank in the amount of $150,000, for his continued service to the Bank through May 31, 2016.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibit

	99.1	News Release, dated April 27, 2016, issued by the Federal Home Loan Bank of San Francisco

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of San Francisco

Date: April 27, 2016	By: /s/ Lisa B. MacMillen
Lisa B. MacMillen Executive Vice President and Chief Operating Officer